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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 30, 2006
Pharmion Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50447	84-1521333

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 28th Street, Boulder, Colorado	80301

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 720-564-9100
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Material Definitive Agreement.
On January 30, 2006, Pharmion Corporation, a Delaware corporation and Pharmion GmbH, a limited liability company registered in Switzerland and a wholly-owned indirect subsidiary of Pharmion Corporation (“Pharmion GmbH” and, collectively with Pharmion Corporation, the “Company”) and MethylGene Inc. (“MethylGene”), with its head office in Montreal, Quebec, entered into a Collaborative Research, Development and Commercialization Agreement (“Collaboration Agreement”) and Pharmion Corporation entered into a separate Subscription Agreement with MethylGene. A copy of the press release announcing the transaction described in this report is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Collaboration Agreement:
The Collaboration Agreement involves the research, development and commercialization of MethylGene’s histone deacetylase (HDAC) inhibitors, including MGCD0103, MethylGene’s lead HDAC inhibitor, as well as MethylGene’s pipeline of second generation HDAC inhibitor compounds for oncology indications.
The Company will provide up front payments to MethylGene totaling $25 million, consisting of a $20 million license fee and a $5 million equity investment in MethylGene common shares pursuant to the Subscription Agreement.
The Company could pay MethylGene up to $145 million in milestone payments for MGCD0103, based on the achievement of significant development, regulatory and sales goals, with the near-term milestone of $4 million to be paid upon enrollment of the first patient in a Phase II clinical trial. In addition, the Company may pay MethylGene up to $100 million for each additional HDAC inhibitor, also based on the achievement of significant development, regulatory and sales goals. The Company will provide one year of research support totaling $2 million to identify second generation HDAC inhibitor clinical candidates in addition to MGCD0103.
MethylGene will initially fund 40 percent of the preclinical and clinical development for MGCD0103 (and any additional second generation compounds) required to obtain marketing approval in North America, and the Company will initially fund 60 percent of such costs. MethylGene will receive royalties on net sales in North America ranging from 13 percent to 21 percent, based upon annual net sales in North America and the length of time that development costs are funded by MethylGene. MethylGene will have the option, at its sole discretion, to discontinue development funding pursuant to the Collaboration Agreement, at which time the Company will be responsible for 100 percent of the development costs incurred in North America thereafter. MethylGene will have the option, at its sole discretion, as long as it continues to fund development, to co-promote approved products in North America and, in lieu of receiving royalties, share the resulting net profits equally with the Company.
In all other licensed territories, which include Europe, the Middle East, Turkey, Australia, New Zealand, South Africa and certain countries in Southeast Asia, the Company is responsible for development and commercialization costs, and MethylGene will receive royalties ranging from 10 percent to 13 percent based on annual net sales in such territories.
The Company and MethylGene will form a Global Development Committee with Taiho Pharmaceutical Co., Ltd., with which MethylGene previously executed an agreement for the development and commercialization of MGCD0103 in Japan, Korea, Taiwan and China.
The Collaboration Agreement will expire, unless earlier terminated pursuant to other provisions of the Collaboration Agreement, on the last to occur of (i) the expiration of the last valid claim of a licensed patent covering an HDAC inhibitor compound that is being researched or developed or commercialized under the Collaboration Agreement or (ii) the completion of all research, development and commercialization activities under the Collaboration Agreement.
The Subscription Agreement:
Pursuant to the Subscription Agreement, as part of the consideration to be paid to MethylGene under the Collaboration Agreement, the Company will purchase 1,835,840 common shares of MethylGene at a price per share of CDN $3.125, totaling a $5 million equity investment in MethylGene. The price per share represents a 25 percent premium over the market closing price for MethylGene common shares on January 27, 2006, and results in a 7.8 percent ownership in MethylGene by the Company.
Item 9.01 Financial Statements and Exhibits.
          (c) Exhibits.
     99.1 Press Release issued by the Company on January 30, 2006.
 This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, discussion relative to markets for our products and trends in revenue, gross margins and anticipated expense levels, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect” and “intend” and other similar expressions. All statements regarding our expected financial position and operating results, business strategy, financing plans, forecast trends relating to our industry are forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those factors set forth under “Factors Affecting our Business Conditions” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. As a result, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise these forward-looking statements to reflect future events or developments.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated February 1, 2006

PHARMION CORPORATION

By:	/s/ Erle T. Mast
Erle T. Mast
Its:	Chief Financial Officer

Exhibit Index
(c) Exhibits.
99.1 Press Release issued by the Company on January 30, 2006.